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                                                                    EXHIBIT 8(e)

                       ADMINISTRATION SERVICES AGREEMENT
                                    between
                   Security Life of Denver Insurance Company
                                      and
                 Financial Administrative Services Corporation


AGREEMENT made as of the 21st day of November, 1994 by and between Financial Administrative Services Corporation ("FASCorp"), of 8515 East Orchard Road, Englewood, Colorado, 80111, and Security Life of Denver Insurance Company ("SLD"), of 1290 Broadway, Denver, Colorado, 80203-5699.

WHEREAS, FASCorp shall provide data processing and other services to SLD pursuant to the terms and conditions of this Agreement and such other terms and conditions as SLD and FASCorp may agree in written amendments to this Agreement,

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


 SECTION 1  Terms of Appointment

     1.01 Subject to the conditions set forth in this Agreement, SLD hereby appoints FASCorp as Administrative Services Agent.

     1.02 FASCorp agrees to provide at its expense the necessary facilities, equipment, and personnel to perform its duties and obligations hereunder in accordance with accepted industry practice, and in full compliance with the rules and regulations of state insurance departments, and other regulatory bodies with jurisdiction over SLD, SLD Equities, Inc. and FASCorp.

     1.03 Beacon Software Development Company ("Beacon") will provide the LifeCAD software package ('LifeCAD') to SLD to support the Contracts for which recordkeeping services will be provided by FASCorp hereunder.

     1.04 SLD will facilitate the delivery by Beacon to FASCorp of LifeCAD and arrange for training by Beacon of FASCorp on LifeCAD.

     1.05 FASCorp will provide the Unit Value Calculator software package (the "Unit Value Calculator") and build a connection between LifeCAD and the Unit Value Calculator to generate all the unit values as well as the accounting in support of the Contracts for which administrative and recordkeeping services will be provided by FASCorp hereunder.
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     1.06 SLD will provide necessary training of FASCorp on SLD's Contracts.

     1.07 FASCorp agrees that it will perform, at the direction of SLD, those Administrative Services as set forth in Exhibit B attached, which may be amended by mutual agreement from time to time, and which is incorporated into this Agreement by this reference. FASCorp shall have only the authority necessary or incident to the performance of those services expressly set forth in this Agreement or in Exhibit B and shall have no other express or implied authority or right to act on behalf of SLD or to bind SLD with regard to any statement, representation or undertaking. FASCorp shall have no authority to alter, amend or waive any contractual provision on behalf of SLD without SLD's express written authorization. FASCorp shall be limited to act only in the capacity in which it is licensed.


 SECTION 2  Term

     2.01 Subject to termination as hereinafter provided, this Agreement shall remain in full force and effect for a period of five (5) years, the initial term of the Agreement. This Agreement shall be renewed automatically for additional successive terms of eighteen (18) months at the end of the initial term and the end of each renewal term, subject to the provisions of Section 9.02, unless terminated as herein provided.


 SECTION 3  Fees and Expenses

     3.01 SLD shall pay to FASCorp such fees and charges as are set forth in Exhibit A attached hereto and incorporated herein by reference.

     3.02 SLD shall also reimburse FASCorp for all reasonable out-of-pocket expenses listed in the attached Exhibit A, as may be incurred by FASCorp in the performance of this Agreement.

     3.03 FASCorp may impose a 1.5% per month late payment charge on balances of fees, charges or expenses outstanding for over 45 days.


 SECTION 4  Representations and Warranties of FASCorp

     FASCorp represents and warrants to SLD as follows:

     4.01 It is a corporation duly organized and in good standing under the laws of the State of Colorado.

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     4.02 It is empowered under applicable laws to enter into and perform the services contemplated in this Agreement.

     4.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform the services contemplated in the Agreement.

     4.04 It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     4.05 It has and will maintain a minimum capital and surplus of at least $50,000 during the term of this Agreement. FASCorp will provide to SLD within 30 days after execution of this Agreement, and thereafter at SLD's request, a copy of its most recent audited financial statement.


 SECTION 5  Representations and Warranties of SLD

     SLD represents and warrants to FASCorp as follows:

     5.01 It is a corporation duly organized and in good standing under the laws of the State of Colorado.

     5.01 It is empowered under the applicable laws to enter into and perform this Agreement.

     5.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     5.04 No policy or other form will be provided by SLD to be administered by FASCorp unless it has been duly filed as necessary and approved by all applicable state insurance departments and other regulatory bodies with jurisdiction over SLD, and is in compliance with all federal and state laws and regulations.


 SECTION 6  Indemnification

     6.01 FASCorp shall not be responsible for and SLD shall indemnify and hold FASCorp harmless from and against, any and all costs, expenses, losses, damages, charges, reasonable attorney's fees, payments and liability, which may be asserted against FASCorp or for which it may be held to be liable, arising out of or attributable to:

     a. SLD's refusal or failure to comply with the terms of this Agreement, or SLD's failure to act in a reasonable or customary manner in connection

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          with this Agreement, or which arise out of SLD's negligence or misconduct or which arise out of the breach of any representation or warranty of SLD hereunder;

     b. Reliance on or use by FASCorp in accordance with the terms of this Agreement such information and materials provided by or at the direction of SLD and instructions or directions given by the authorized individuals described in Exhibit C; or

     c. Reliance by FASCorp on LifeCAD to function properly and to accurately support SLD's Contracts.

     d. Any failure by SLD to comply with Federal, state or local laws or regulations with respect to the offering and/or sale of any insurance products or securities.

     e. Any matters associated with SLD or its Contracts or the sale of such Contracts subject to this Agreement which are unrelated to the services provided by FASCorp hereunder.

     6.02 FASCorp shall be responsible for and shall indemnify and hold SLD harmless from and against any and all losses, damages, costs, charges, reasonable attorney's fees, payments, expenses and liability arising, out of or attributable to FASCorp's refusal or failure to comply with the terms of this Agreement, FASCorp's failure to act in a reasonable manner in connection with this Agreement, any failure by FASCorp to comply with federal, state or local regulations with respect to the books and records maintained by FASCorp, or which arise out of FASCorp's negligence or misconduct or which arise out of the breach of any representation or warranty of FASCorp hereunder.

     6.03 At any time FASCorp may apply to a person indicated on SLD's "Schedule of Authorized Personnel" set forth in Exhibit C attached hereto and incorporated herein by reference as a person authorized to give instructions under this section with respect to any matter arising in connection with this Agreement. FASCorp shall not be liable for, and shall be indemnified by SLD, against any action taken or omitted by FASCorp in good faith and in the exercise of due care and diligence in reliance upon such instructions.

     6.04 In the event malfunction of any FASCorp system causes an error or mistake in any record, report, data, information or output under the terms of this Agreement FASCorp shall at its expense correct and reprocess such records, provided that SLD shall promptly notify FASCorp in writing of such error or mistake in any


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          record, report, data, information, or output received by SLD. Such writing may be hand-delivered, sent by mail or courier or transmitted by telefax.

     6.05 If either party believes it is entitled to indemnification hereunder, it shall, within five business (5) days of the commencement of any action or threat of any action, give written notice to the other party of any claim for which it believes it is entitled to indemnification; provided, however, that the failure to provide timely notice shall not relieve the indemnifying party of any liability which it may have to the other party as long as such notice is not unreasonably withheld or delayed.

          The parties shall cooperate with each other concerning any defense and give each other all information and assistance which either may reasonably request in defending any matter hereunder.

     6.06 The provisions of this Section shall survive termination of this Agreement.

     6.07 The provisions of this Section shall not be deemed to be a limitation upon a party's right to injunction, specific performance or any other legal or equitable remedy to which either party may be entitled by virtue of this Agreement or to prevent any breach or threatened breach of this Agreement.

     6.08 IN NO EVENT AND UNDER NO CIRCUMSTANCES, HOWEVER, SHALL ANY PARTY UNDER THIS AGREEMENT BE LIABLE TO THE OTHER PARTIES UNDER ANY PROVISION OF THIS AGREEMENT FOR LOST PROFITS OR FOR EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.


 SECTION 7  Covenants of FASCorp

     7.01 FASCorp shall establish and maintain facilities and procedures for the safekeeping of check forms and facsimile signature imprinting devices, if any, and all other documents, reports, records, books, files and other materials relative to this Agreement.

     7.02 It is expressly understood and agreed that all documents, reports, records, books, files and other materials relative to this Agreement shall be the sole property of SLD and SLD Equities and that such as agent, during the effective terms property shall be held by FASCorp, of this Agreement.

     7.03 FASCorp shall maintain back-up computer files, as necessary, so long as LifeCAD currently and continually allows FASCorp to maintain such records. The purpose of back-up and recovery is to permit file recovery in the event of destruction of

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          normal processing files. SLD may review the procedures in effect and inspect the storage facility upon demand. A copy of FASCorp's current procedures is attached hereto as Exhibit F.

     7.04 All charges or premiums received by FASCorp on behalf of SLD from SLD's Lockbox Account shall be promptly remitted by FASCorp to the person entitled to it or deposited in a fiduciary account. Any payments received by FASCorp for insurance on behalf of SLD shall be deemed received by SLD, shall be held in a separate SLD trust account and shall be administered as set out in Exhibit B. Premium bills shall direct premium payors to send premiums to a lock box as set forth in Exhibit B.

     7.05 No advertising or sales literature in connection with the Contracts shall be utilized by FASCorp unless it has been approved in writing by SLD prior to such use.

     7.06 Except as specifically provided to the contrary in this Agreement, FASCorp shall be responsible for providing all technical and operational support, obtaining office space, purchasing all equipment and paying all costs and expenses associated with its provision of administration services to SLD hereunder, including, but not limited to, all rents, salaries and other overhead expenditures.

     7.07 If FASCorp receives any notice from any source (including, but not limited to, the policy Owner or regulatory agency) of a lawsuit or other legal or administrative hearing, or proceeding being brought against SLD and involving the business administered for SLD by FASCorp, or the threat of any such lawsuit, hearing or proceeding, FASCorp shall immediately notify SLD and send a copy of all legal documents, correspondence and other material relevant thereto which FASCorp reasonably has access to: FASCorp agrees to cooperate fully with SLD in connection with any suit, hearing or proceeding and shall provide SLD with all books, records, documents and data requested by SLD in connection therewith; provided, however, FASCorp shall be entitled to review such requests with its counsel prior to furnishing SLD with such materials so long as such review is done in a timely manner.

     7.08 FASCorp will conduct its business and performance obligations in accordance with all applicable federal and state laws, rules and regulations and in a manner which will not put SLD's or its affiliates' registrations and licenses in any jeopardy of revocation or suspension or cause SLD or any of its affiliates to sustain any disciplinary action of any nature, subject only to any limitations to which FASCorp may be subject due to the use of the LifeCAD system.

     7.09 FASCorp acknowledges and agrees that all books and records maintained by FASCorp in connection with the Contracts shall be maintained and preserved in

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          conformity with the requirements of Rules 17a-3 and 17a-4 of the
          Securities Exchange Act of 1934 (the "1934 Act"), to the extent that such requirements are applicable to the Contracts; that all such books and records are maintained and held by FASCorp on behalf of SLD and SLD Equities, whose property they are and shall remain. FASCorp further acknowledges and agrees that all such books and records are at all times subject to inspection by the Securities and Exchange Commission ("SEC") in accordance with Section 17(a) of the 1934 Act, and undertakes to permit examination of such books and records at any time and from time to time during business hours by representatives or designees of the SEC or National Association of Securities Dealers, Inc., true, correct, complete and current hard copies of any or all or any part of such books and records.

     7.10 FASCorp acknowledges, covenants and agrees that it shall issue payments, including commission payments to retail broker-dealers, on behalf of and on the account(s) of SLD, as a purely ministerial services for and on behalf of SLD Equities, and that the records in respect of such payments shall be properly reflected by FASCorp on the books and records maintained by it for SLD and SLD Equities.

     7.11 FASCorp acknowledges, covenants and agrees that it will send a confirmation for each transaction which constitutes the sale of a security to the contract owner as required by applicable law, regulation or rule in such form as required by applicable law, regulation or rule.

     7.12 FASCorp shall provide SLD with full and free access as reasonably requested, during ordinary business hours, to all documents, records, reports, books, files and other materials relative to this Agreement and maintained by FASCorp.

     7.13 FASCorp shall furnish to SLD any information or reports in connection with its services to SLD, which the California Commissioner of Insurance may request in order to ascertain whether the variable life insurance operations of SLD are being conducted in a manner consistent with applicable California law, regulations and rules.


 SECTION 8  Covenants of SLD.

     8.01 SLD shall, on a prompt basis, provide FASCorp with current forms of policies, prospectuses and applications, names and states of license of all insurance and/or broker-dealer agents and representatives authorized to sell the Contracts.

     8.02 All policies subject to the services performed under this Agreement are underwritten by SLD.

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     8.03 SLD shall immediately provide FASCorp with written notice of any change of authority of persons authorized and enumerated in Exhibit C to provide FASCorp with instructions or directions relating to services to be performed by FASCorp under this Agreement.




SECTION 9 Termination of Agreement

     9.01 a) Either party may terminate this Agreement at the end of the initial term or any renewal term by providing at least 180 days prior written notice to the other.

     b) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

     c) This Agreement may be terminated upon written notice of one party to the other hereto in the event of bankruptcy or insolvency of such party to which notice is given.

     d) This Agreement shall automatically be terminated in the event of its assignment, subject to the provisions of Section 10.01.

     9.02 At least 180 days prior to the end of the initial or any renewal term hereof, FASCorp shall give SLD written notice if FASCorp desires to increase its fees or charges to SLD or to change the manner of payment. If FASCorp and SLD do not agree to fees and charges before the end of the term during which such notice is given by FASCorp, this Agreement shall terminate at the end of such term.

     9.03 Additionally, this Agreement shall terminate at SLD's option because of:

     a) fraud, misrepresentation, conversion or unlawful withholding of funds by FASCorp; or

     b) the dissolution or disqualification of FASCorp to do business under any applicable state or federal law; or

     c) the suspension or revocation of any material license or permit held by FASCorp by the appropriate governmental agency or authority; or

     d) the sale (without the prior written consent of SLD, which consent shall not be unreasonably withheld) of FASCorp's business to an unaffiliated person

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          or entity, whether by merger, consolidation, or sale of substantially all of FASCorp's assets or stock or otherwise, during the term of, and any extension to, this Agreement.

     9.04 At FASCorp's option because of fraud, misrepresentation, conversion, or withholding of funds belonging to FASCorp by SLD.

     9.05 In order to act as administrative agent for the Contracts, FASCorp will depend on the correct operation and adequate functionality of LifeCAD provided by Beacon. The parties therefore agree that if during testing prior to initial "production" implementation, LifeCAD does not meet the requirements of FASCorp for Contract administration and if Beacon is unable to provide the necessary software modifications by the date actual production must commence, the Agreement will terminate automatically. Once production has commenced, if LifeCAD is not capable of supporting the Contract administration and if Beacon is unable to make reasonable corrections in a timely manner, the Agreement will terminate automatically.

     9.06 The parties acknowledge that regulatory approval will be required for the policies and contracts to be administered under this Agreement and for their distribution by SLD 's broker-dealer. The parties agree that if regulatory approval for SLD 's broker-dealer distribution procedure is not received the Agreement will automatically terminate so long as no Contracts are in force. If there are in force Contracts, the termination procedures set forth in Section 9.01 will apply. Additionally, the parties agree that if all regulatory approval necessary for SLD to sell any one or more of the contracts to be administered hereunder is not received, the Agreement will automatically terminate, but only as to that contract or contracts.

     9.07 If either of the parties hereto shall breach this Agreement or be in default in the performance of any of its duties and obligations hereunder ("the defaulting party"), the other party hereto may give written notice thereof to the defaulting party and if such default or breach shall not have been remedied within ninety (90) days after such written notice is given, then the party giving such written notice may terminate this Agreement by giving ninety (90) days written notice of such termination to the defaulting party, provided, however, that FASCorp will not be deemed to be in default if its failure to perform any of its duties and obligations hereunder is due to a defect or flaw in LifeCAD.

     9.08 Termination of this Agreement by default or breach by SLD shall not constitute a waiver of any rights of FASCorp in reference to services performed prior to such termination of rights of FASCorp to be reimbursed for out-of-pocket expenditures and to collect fees; termination of this Agreement by default or breach by

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          FASCorp shall not constitute a waiver by SLD of any other rights it might have under this Agreement.

     9.09 In the event of a termination, FASCorp will return LifeCAD to SLD and will make its computer record formats and other relevant systems information available to SLD for a machine conversion, subject to reimbursement to FASCorp for such assistance at its standard rates and fees in effect at that time. Additionally, the Unit Value Calculator may be purchased at FASCorp's standard rate and applicable fees for the transition thereof shall be assessed by FASCorp. FASCorp will provide any required training in any such conversion or transition at FASCorp's standard rate and applicable fees. As described in Sections
          7.02 and 7.09, all data contained in the computer flies is the exclusive property of SLD.

     9.10 During the period between the date of any notice of intention to terminate given pursuant to this Section 9 and the date of actual termination of the Agreement, each party shall continue to perform its obligations under this Agreement.

     9.11 During any transition period FASCorp agrees to cooperate with SLD to effectuate an orderly transfer of all policy records and materials to SLD or its designee. For services performed during the transition period, FASCorp shall be compensated for its services pursuant to Exhibit A of this Agreement.

     9.12 The parties agree that following a termination of this Agreement, for a period reasonable to effect an orderly transition, they will continue to perform each and every obligation hereunder.


 SECTION 10  Assignment

     10.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other.


     10.01 This Agreement shall inure to the benefit of and be binding upon the parties hereto, SLD Equities and their respective successors and assigns, provided that any assignment is performed in accordance with Section 10.01 above.


 SECTION 11  Confidentiality

     11.01 The parties hereto agree that all tapes, books, reference manuals, instructions, records, information and data pertaining to the business of the other party, FASCorp's systems, and the policyowners serviced by FASCorp hereunder, which

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            are exchanged or received pursuant to the negotiation of and/or the carrying out of this Agreement, shall remain confidential and shall not be voluntarily disclosed to any other person, except to the extent disclosure thereof may be required by law All such tapes, books, reference manuals, instructions, records, information and data in the possession of each of the parties hereto shall be returned to the party from whom it was obtained upon the termination or expiration of this Agreement.

     11.02 FASCorp shall maintain the confidentiality of all trade secrets and other confidential information obtained from SLD or its affiliates, SLD Equities, First ING and Southland (collectively "SLD" for purposes of this Section 11). FASCorp will use all reasonable precautions and take all necessary steps to prevent any information obtained by FASCorp provided to it hereunder from being acquired by any unauthorized persons, including its parent company or any of its affiliates. FASCorp acknowledges that such information has been disclosed by SLD only to enable FASCorp to provide the services hereunder and that disclosure thereof would be damaging to SLD if such information were obtained by any competitor of SLD.

     11.03 SLD shall maintain the confidentiality of all trade secrets and other confidential information obtained from FASCorp. SLD will use all reasonable precautions and take all necessary steps to prevent any information obtained by SLD provided to it hereunder from being acquired by any unauthorized persons, including its parent company or any of its affiliates other than First ING or Southland. SLD acknowledges that such information has been disclosed by FASCorp only to enable FASCorp to provide the services hereunder and that disclosure thereof would be damaging to FASCorp if such information were obtained by any competitor of FASCorp.

     11.04 SLD shall use its best efforts to facilitate a confidentiality agreement between FASCorp and Beacon.


 SECTION 12  Insurance

     12.01 Errors and Omissions Insurance. FASCorp, as a member of the Great-West Life family of companies, is currently self insured for errors and omissions coverage. Such coverage is for amounts up to and in excess of one million dollars per claim.

     12.02 Fidelity and Theft Insurance. For the duration of this Agreement, FASCorp shall carry fidelity and theft insurance from any insurer rated "A" or better by A.M. Best Company. Such insurance shall cover the theft, loss or disappearance of any monies collected by FASCorp on SLD's behalf and shall

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             provide at least $1,000,000 coverage per occurrence. The policy shall not exclude any employee or principal of FASCorp.

      12.03 Approval and Evidence of Insurance. FASCorp shall provide SLD with a copy of the fidelity and theft insurance prior to the effective date of this Service Agreement, with evidence that policy is full force. Additionally, FASCorp shall, on an annual basis, provide SLD with written certification from the insurers that the required insurance coverage has been renewed.

      12.04 Notice of Cancellation. All required insurance contracts shall contain a clause which requires the insurers issuing the fidelity and theft insurance to provide SLD with thirty (30) days prior written notice in the event any required insurance coverage is canceled or the tenons of the insurance are materially altered. FASCorp shall give SLD written notice of any change or cancellation of such insurance.

      12.05 Review of Required Insurance. The parties agree to review the amounts and terms of all required insurance from time to time to determine the adequacy of such insurance.

      12.06 Survival. If this Service Agreement terminates for any reason, FASCorp shall use its best efforts to keep the insurance called for in this section in force for 3 years following termination. FASCorp shall give SLD at least 30 days prior notice of any change or cancellation of such insurance.

 SECTION 13  Arbitration

      13.01 Any dispute which arises between the parties with respect to any of the terms of this Agreement, whether such dispute arises during the term of the Agreement or after the termination, shall be resolved through binding arbitration. Arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association ("AAA"). Each party agrees to waive its right, if any, to a jury trial. Each party shall bear its own cost in the arbitration proceedings. The judgment of the AAA may be entered in, and enforced by, any court of competent jurisdiction.

 SECTION 14  Miscellaneous

      14.01 SLD or its duly authorized independent auditors have the right under this Agreement to perform on-site audits of records and accounts directly pertaining to the Contracts serviced by FASCorp at FASCorp's facilities in accordance with reasonable procedures and at mutually agreeable dates and times, but at least once annually. At the request of SLD FASCorp will make available to SLD's auditors

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            and representatives of the appropriate regulatory agencies all reasonably requested records and data.

     14.02 This Agreement constitutes the entire agreement between the parties hereto and may not be modified except in written instrument executed by both of the parties hereto and except that if any section herein contained shall be found to be unenforceable as contrary to the current law, that section shall be severed and the remaining sections of this Agreement shall continue to be enforceable.

     14.03 Neither party shall be liable for damages due to delay or failure to perform any obligation under this Agreement if such delay or failure results directly or indirectly from circumstances beyond the control and without the fault or negligence of such party.

     14.04 It is understood and agreed that all services performed hereunder by FASCorp shall be as an independent contractor and not as an employee of SLD.

     14.05 Beacon, through agreement with SLD, will provide FASCorp with LifeCAD at no charge to FASCorp. SLD agrees to execute and keep current a maintenance agreement for LifeCAD with Beacon, also at no charge to FASCorp.

     14.06 FASCorp agrees not to use LifeCAD for any other party including FASCorp without entering into a separate agreement with Beacon.

     14.07 FASCorp and SLD acknowledge that in using LifeCAD, FASCorp may encounter routine difficulties caused by software failure. FASCorp is authorized, without SLD's prior approval, to contact Beacon and incur, on SLD's behalf and at SLD's expense, any service costs that may be charged by Beacon to correct such failures, up to $1,000 per separate occurrence. Except for the foregoing, FASCorp is not authorized to cause SLD to incur any costs to make any changes or customizations of LifeCAD without SLD's express written consent.

     14.08 This Agreement shall be governed by the laws of the State of Colorado.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate, in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.


Security Life of Denver Insurance Company

By:  /s/ Steve Largent
Title:  Vice President Variable & Product


Financial Administrative Services Corporation

By:  /s/ Joan W. McCallen
Title:  Vice President, Operations

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Exhibit A                                               Fee Schedule


CONTRACTS:

Individual variable life and variable annuity products of Security Life of Denver ("SLD").

FEES:

A.        Basic one-time set up charge due upon the signing of this Agreement:

          $70,000 which consists of two variable annuity products and one variable life product of SLD and one variable annuity product and one variable life product for each of First ING and Southland.

          If one additional affiliate of SLD contracts with FASCorp for similar services, that affiliate shall pay FASCorp $45,000 as a one-time set up charge, and FASCorp shall pay SLD $25,000 to reimburse SLD for the affiliate's share of the one-time set up charge.

          If two additional affiliates of SLD contract with FASCorp for similar services, the second affiliate shall pay FASCorp $36,666 as a one-time set up charge, and FASCorp shall pay SLD and the first affiliate each $8,333 to reimburse SLD and the first affiliate for their respective shares of the one-time set up charge.

B.        Processing Charges:

     1.   Policy Contract Processing Charges:

          Variable                              Monthly Service Fee
          Contract Volume                         Per Contract

                                                    Variable Annuities

          First 30,000                              $2.50 per policy, per month
          Over 30,000                               $2.50 per policy, per month

          Storage, all contracts                    .08 per policy, per month


                                                    Variable Life

          All                                       $3.00 per policy, per month

          Storage, all contracts                    .08 per policy, per month

     The policy contract processing charges will be based on the aggregate policy count for each company at the end of the month.


     2.  Investment Option Unit Value Processing Charges:

     For each daily unit value calculation, the processing charge will be $70 per month.


C.   Minimum Monthly Contract Service Fee:

     The minimum monthly contract service fee schedule for SLD and any subsidiary of SLD contracting with FASCorp for similar services is:

     $70 per month for each daily unit value calculation, PER COMPANY, plus

     1. For SLD alone - the greater of $10,000 per month or the actual Policy Contract Processing Charges plus the Unit Value Processing Charges.

     2. For SLD and one affiliate - per company, the greater of $6,000 per month or the companies' aggregate of the actual Policy Contract Processing Charges plus the Unit Value Processing Charges, with such Processing Charges prorated between the companies according to Contract Volume.

     3. For SLD and two affiliates - per company, the greater of $4,667 per month or the companies' aggregate of the actual Policy Contract Processing Charges plus the Unit Value Processing Charges, with such Processing Charges prorated among the companies according to Contract Volume.

     Effective the end of the month in which the first application is received, that company will be included in the above calculations for the minimum Monthly Contract Services Fee, and FASCorp will begin billing, the greater of the Minimum Monthly Contract Service Fee or the actual Policy Contract Processing Charges plus the Unit Value Processing Charges.

D.   Out-Of-Pocket Expenses:

     In addition to the fees set forth above, FASCorp will bill out-of-pocket expenses as they are incurred. Out-of-pocket expenses are expenditures for the items such as those listed below and any other items agreed to by the parties:

     1. The cost of long distance telephone calls including toll-free "800" lines and facsimile (fax) transmissions to or from SLD, and to or from policyowners. Costs of any lines installed for network communications between FASCorp and SLD, including CRT's and related minicomputer equipment. Costs of telecommunication lines and equipment installed to provide primary and backup support for on-line access to the administrative system, including transmission capabilities between FASCorp and SLD.

     2. Cost of equipment (including maintenance) which is provided to or obtained by FASCorp for purposes of the Services Agreement. SLD will be responsible for such costs including costs under FASCorp leases and maintenance agreements with third parties for such equipment, including leases and maintenance agreements which may extend beyond the termination or expiration of the Services Agreement.

     3. Cost of postage for mailing forms, reports, contracts, bills, statements, prospectuses, and other materials to policyowners or agents, and cost for postage and overnight delivery for any other communication to policyowners or FASCorp or SLD.

     4. Cost of printing blank stock and the cost of set-up and printing (including per impression costs) confirmation statements, contract file folders, checks, tax reporting forms, contract pages, specification pages, envelopes, proxy or voting, instructions cards, periodic policyowner statements, separate account statements, individual and list bills, and any other required forms or reports. Cost of labor for folding, inserting and mailing functions

     5. Cost of microfilm and microfiche equipment and supplies and the cost of transferring all necessary information to microfilm and/or microfiche.

     6. Costs involved with on- or off-site storage for SLD records, documents, correspondence and other items.

     7.   Custom programming, and new product implementation at $75 per hour.

     8. Normal and reasonable travel, meal and lodging expenses incurred during FASCorp's performance of the Services Agreement, if any.

Exhibit B                                                Operational Plan

                Systems

A.  LifeCAD System will:

     1. Produce the contract data page, standard policy pages, state variation pages.

     2. Calculate and process periodic charges as specified in product prospectuses.

     3. Calculate and process valuations as specified by product prospectus(es).

     4. Calculate and process withdrawals (partial, full, periodic) as specified.

     5.   Calculate and process annuity payout amounts.

     6. Calculate and process periodic transactions including free look transfer, dollar cost averaging transfer, automatic rebalance transfer as specified in the prospectus.

     7. Produce reporting including confirmations, client statements, daily transactions, notification of upcoming maturities, lapse notification, billing notices, qualified plan reporting, COLI reporting.

     8. Produce required extract files including accounting, tax reporting, production, electronic funds transfer, check writing, reinsurance, valuation, inforce illustration, SLD client alpha index, proxy solicitation.

     9. Produce reports required to transact daily business with the mutual funds and for periodic reconciliations.

     10. Accept import of unit values (accumulation, annuity) from FASCorp system.

     11.  Calculate and process changes in death benefits.

     12. Perform appropriate past due processing on life products. Allow for reinstatements.

     13. Accommodate other product features described in prospectus including persistency refunds, guaranteed death benefit provisions and riders.

     14. Handle subsidiary/affiliate companies with products substantially similar to those of SLD.

     15. Track state approvals by product, by company. As SLD will do the actual product filings information regarding approvals will be provided to FASCorp.

     16. Store and provide access to agent licensing information. As SLD will do the actual agent appointments, information will be provided to FASCorp via interface with SLD systems and LifeCAD.

     17.  Accommodate SLD and regulatory audit requirements.

     18. Maintain client account history as required to process transactions and administer contract provisions.

     19. Systems will automatically interface with SLD and FASCorp systems. A scheduled time for data transmission will be determined and daily user involvement will not be required.

     20. Interface LifeCAD with SLD to automatically feed to SLD systems any necessary updates for other SLD policies.

     21.  Provide information necessary for proxy preparation and mailings.

B.   Additional systems support is required to provide the following functions:

     1.   Automated voice response
           a.  Inquiry for unit values, account values
           b.  Transactions which update the account.

     2. Interfaces, reporting requirements and other special requests from outside broker/dealers.

      3.  Electronic funds transfer capabilities
           a.  Draw from accounts for premium payments
           b.  Deposit disbursements to accounts.

The functions described in this section B are considered essential by FASCorp. Development and implementation of these functions will be mutually agreed upon by SLD and FASCorp. Item 1 will be addressed during the first half of 1995. Item 2 will be bid by FASCorp on a per occurrence basis. Item 3(b) will be bid on by FASCorp at a future date. Item 3(a) has been bid by FASCorp and is scheduled for implementation 4th quarter, 1994.

                            ADMINISTRATIVE SERVICES

A.  Contract Issue - Annuity

     1. Reviews application, applies issue criteria developed by SLD to application for annuity contract. Verifies license status of brokers/agents based on information supplied by SLD. SLD to provide a written set of issue criteria to FASCorp

     2. Prepares contract data page, issues contract for paid business and mails to contract owners or agents. System will produce contract data pages. Policy page production to be automated as agreed upon by SLD and FASCorp.

     3. Establishes and maintains annuitant and contract owner records, as applicable, on computer and manual systems.

     4. Notifies dealer/agent of any error or missing data needed to establish annuitant or contract owner records.

     5.   Produces and mails required confirmation statements.

     6.   Deposits monies received with application into depository account.

     7. Maintains inventory of all issue-related forms, contracts and endorsements based on updates provided by SLD. Printing to be coordinated with SLD.

     8. For policies being exchanged from another company or IRA funds being transferred, FASCorp will request the funds from the other insurance company (or IRA custodian) using forms supplied by SLD. SLD will establish signing authority for FASCorp personnel.

B.  Policy Issue - Life

     1. Upon receipt of a life application, FASCorp will check the binding requirements. Return of money, if required, will be coordinated with SLD.

     2. Verifies license status of brokers/agents based on information supplied by SLD.

     3. Upon completion of the underwriting and approval of the life application by SLD, FASCorp will prepare policy data page and issue policies for SLD approved applications and mail to brokers/agents. Policy data pages to be produced by LifeCAD. Policy page production to be automated as agreed upon by SLD and FASCorp. If any outstanding requirements at issue, SLD will inform FASCorp when to place policy into inforce status. Any required amendments will be prepared by SLD.

     4. Establishes and maintains all policyowner records, as applicable, on computer and manual systems. SLD will be responsible for establishing and maintaining underwriting records both manual and system. Policy changes requiring underwriting will be coordinated with SLD.

     5.   Deposits premiums received into depository account.

     6.   Prepares and mails "Notice of Withdrawal Right" to life policyowners.

     7. For policies being exchanged from another company, SLD will request the funds from the other insurance company.

     8. Reissue and duplicate policy requests will be coordinated between FASCorp and SLD.

     9. Maintains inventory of all issue-related forms, contracts and endorsements based on updates provided by SLD. Printing to be coordinated with SLD.

C.  Collection procedures (after policy/contract is in force)

     1. Receives from lockbox the remittance information in accordance with processing requirements.

     2.   Processes payments received to customer accounts.

     3.   Prepares and mails required confirmation of transactions.

     4. Deposits cash received directly by FASCorp under the policies into a designated bank account.

     5. Transmits daily accounting and bank transfer authorization summaries prepared for each valuation period.

     6. Bills for planned premiums at appropriate frequencies for life policies.

     7. Notifies policyowner of approaching lapse. Administers grace period provisions.

     8.   Prepares and mails refunds as appropriate (declines, free look).

D.  Banking

     1. Photocopies checks received directly by FASCorp and assigns them a control number. Balances, edits, endorses and prepares daily deposit. Reconciles bank lockbox deposits to applications received.

     2.   Deposits are placed into a depository account.

     3. Transfers funds from the depository account to one of the following, as appropriate:
            a.  General Account of Security Life
            b.  Mutual Fund Custodian Account(s)
            c.  Disbursement Account of Security Life and SLD Equities, Inc.
            d. Separate Accounts of Security Life Bank accounts and mutual fund accounts to be established by SLD with appropriate signing and trading authorizations established for FASCorp personnel.

     4. Generates from the system daily cash journal summary reports and maintains detail of activity.

     5. Processes disbursement transactions for policyowner or beneficiary, surrenders, withdrawals, loans, and death claims. Death claims administered by SLD. LifeCAD will produce check production extract file. Check production will be through a FASCorp checkwriting system.

     6. LifeCAD will produce check production extract file for annuitants in payout phase whose contracts are administered by LifeCAD. Supplemental contract administered by LifeCAD. Supplemental Contract is the contract issued when an annuity is in the payout phase. The actual form of the contract is to be supplied by Security Life. Check production will be through a FASCorp checkwriting system.

     7. SLD will maintain balances in the appropriate SLD bank accounts necessary to meet administrative needs identified in the contract.

     8. SLD will obtain the appropriate authorizations to allow FASCorp to transfer funds amongst SLD accounts.

     9. Reprocess dishonored items. Reverses associated transactions, prepares reports and communicates with policyowner. LifeCAD will reverse all ledger entries associated with dishonored items.

     10. LifeCAD will produce check production extract file for systematic payouts (IRA income, systematic income and others which may be established). Check production will be through a FASCorp checkwriting system.

E.  Accounting/Auditing

     1. Generates from the LifeCAD system daily accounting extracts for policies maintained on the system.

     2. Generates from the LifeCAD system accounting information necessary to post entries to ledgers.

     3. Retains systems generated reports in accordance with a retention schedule [tbd] mutually established and as required by regulatory authorities. Provides access to such reports for internal and external auditing.

     4. Determines the "Net Amount Available for Investment" in mutual fund and places fund purchase/redemption orders with the appropriate mutual funds. Receives confirmation of mutual fund investments.

     5. Maintains an inventory of all mutual fund shares owned, including the date purchased and sold, cost, book value, gain, loss, and other relevant information.

     6. Reconciles inventory of mutual fund shares owned to reports of mutual fund shares owned supplied by mutual funds.

     7. Cooperates in annual audit of separate account financials conducted for purposes of financial statement certification and publication and accommodates SLD or regulatory audits, as required.

F.  Pricing/Valuation

     1. Collects information needed in determining variable account unit values from the mutual fund. This information includes the daily net asset value of the underlying mutual funds, any capital gains or dividend distribution made by the mutual funds and the number of mutual fund shares acquired or sold during the immediate preceding valuation date.

     2. Enters required information into FASCorp system for unit value calculation to be performed.

     3. FASCorp system will generate separate account ledger activity associated with unit valuation. SLD will specify the required accounting entries based on information available from the Unit Value Calculator. LifeCAD will be updated with the calculated unit values.

G.  Contract Owner Service/Record Maintenance

     1. Receives and implements contract owner service requests including information requests, beneficiary changes, transfer of funds between eligible mutual funds, loan request, payout requests, exchange of policies, and changes of any other information maintained on the system.

     2. Researches contract owner inquiries using both data stored in the system and manual records. Responds directly to any questions or inquires.

     3. LifeCAD will generate a set of daily journals confirming financial changes made to annuity or life accounts.

     4. Address changes will be coordinated between SLD and FASCorp. An interface to SLD systems to coordinate policy changes (name, address, beneficiary) will be developed.

     5.   Processes reinstatements when approved by SLD.

     6.   Produces tax reporting based on extracts from LifeCAD.

H.  Disbursement (Surrenders, Loans)

     1. Receives requests for systematic, partial and full surrenders and loans from contract owners. Retains and accounts for any contract administrative charges.

     2. Processes all surrender and loan requests against the policyowner files. Generates related separate account ledger accounting.

     3. LifeCAD will produce check production extract file for surrenders and loans and forwards to contract owner in accordance with applicable law. Check production will be through a FASCorp checkwriting system.

     4. Prepares and mails confirmation statements of disbursement transactions to contract owners.

     5.   LifeCAD will generate a report on surrenders and loans.

     6. Reviews, causes to have printed, and maintains adequate supply of checks.

     7. Contacts policyowner regarding tax withholding procedures, if required.

     8.   Backup withholding will be coordinated between FASCorp and SLD.

I.  Claims

     1. Receives request for death claim from contract owners and beneficiaries. Immediately notifies SLD. In addition, any notification received by SLD regarding a policy administered by FASCorp will immediately be communicated to FASCorp. This is necessary to freeze the account.

     2. If multiple policies are involved, SLD and FASCorp will coordinate sending claim forms.

     3. Respond to request from SLD for disbursement of proceeds. Generate related separate account ledger accounting.

     4. LifeCAD will produce check production extract file for disbursements as directed by SLD. Check production will be through a FASCorp checkwriting system.

     5. Make changes to owner and/or annuitant information on LifeCAD as directed by SLD where no payout is required.

     6.   LifeCAD will generate report on death claims, if required.

     7.   Claims examination will be done by SLD.

J.  Commissions

     1. Verifies license status of brokers/agents based on information supplied by SLD.

     2. LifeCAD will produce detailed commission transactions for each policy financial transaction processed including premium application or reversal, cancellation, etc. for which a commission is required.

     3. Prepares commission statements for broker/dealer firms. LifeCAD will produce check production extract file for any required checks. Check production will be through a FASCorp checkwriting system.

     4. Creates tax reporting forms, if required, based on extracts from LifeCAD.

     4.   LifeCAD will generate required production information.

K.  Annuity Benefit Processing

     1. Notifies owner of approaching annuitization approximately 90 days before annuitization date based on information generated by LifeCAD.

     2. Receives information regarding annuitants going into the annuity (payout) phase.

     3. Calculates the amount of the initial annuity payment for variable payout based on tables supplied by Security Life. Calculation of fixed payout based on information supplied by Security Life.

     4. Deducts applicable premium taxes. LifeCAD will produce accounting information. Premium tax reporting and payment will be done by Security Life.

     5.   Establishes and maintains annuitant records.

     6. Withholds appropriate federal and state income tax; LifeCAD generates journal entries for Security Life general ledger.

     7.   Provides information for general account ledger maintenance.

     8. Maintains inventory of variable annuity units on annuitant master files using LifeCAD. Inventory of fixed annuity units to be maintained on LifeCAD (subject to system constraints).

     9. LifeCAD will produce check production or electronic fund transfer extract file for payment of amount due to annuitant in accordance with applicable law. Check production will be through a FASCorp checkwriting system.

     10. issues supplemental contract as defined in the variable annuity contract. Actual form of contract to be supplied by Security Life. Contract filing to be done by Security Life.

     11. FASCorp will generate tax reporting based on extracts from LifeCAD. SLD will make all payments to the appropriate regulatory agencies for any taxes withheld and will effect all necessary associated reports.

L.  Proxy Processing

     1. Receives record date information from the underlying mutual funds. Receives proxy solicitation material from underlying mutual funds.

     2.   Prepares proxy cards, if applicable.

     3.   Mails solicitation and resolicitations, if necessary.

     4.   Maintains all proxy registers and other required proxy material.

     5. LifeCAD will provide all necessary information for preparation of proxy cards, if applicable.

     6. Tabulates returned proxy cards and transmits results to underlying mutual funds.

M.  Periodic Reports to Policyowners

     1. Prepares and mails statement of account to each policyowner. Mails on schedule supplied by SLD.

     2. Inserts and mails semi-annual and annual reports to policyowners, as required, both underlying mutual fund and Separate Account reports. Filing of reports with NASD and SEC will be done by Security Life. Printing of reports will be done by Security Life.

N.  Regulatory/Statement Reports

     1. Prepares IRS reports for contract owners who received annuity payments or distributions. Mails to contract owners and transmits to IRS.

     2.   Prepares other IRS reports as required for IRAs (i.e., 5498s).

     3. Responds to requests for calculations applicable to annuity payments as may be necessary to tax calculations.

O.   Actuarial and Management Reports

     1.   Provides, on the time schedule [tbd], extracts listed below:
          a.  Reserve Extracts
          b.  Production Extracts
          c.  Premium Tax Extracts
          d.  Loan Extracts
          e.  Surrender Extracts
          f.  Claims Report

                                   EXHIBIT C


                       SCHEDULE OF AUTHORIZED PERSONNEL

The following individuals are authorized by Security Life of Denver Insurance Company to give instructions or direction to Financial Administrative Services Corporation with respect to matters arising in connection with the servicing to be performed under this Agreement:




     Steve Largent        /s/ Steve Largent


     Jerrianne Smith     /s/ Jerrianne Smith


     Donna Mosely


     Jan Gaston


     Bonnie Dailey



     Melodie Jones

Exhibit D                     Backup Procedures


Current backup practices and procedures are described herein and may be changed upon mutual agreement of Security Life of Denver ("SLD") and Financial Administrative Services Corporation ("FASCorp").

SLD products are administered on the LifeCAD system that resides on a PC network. Every night all LifeCAD data is copied from the PC network to the UNIX system where data is backed up on a corporate basis.

PC Network:

   1. For daily on line processes, the hardware configuration provides for all activity to be written to twin, redundant hard drives.

   2. Before the nightly batch processing takes place, an image copy of the data is taken in case any batch problems require a rerun of the cycle.

   3. Every night, after the batch cycle, the LifeCAD data is copied to the UNIX network where corporate backup procedures are followed.

UNIX Network:

Every night the UNIX network back up process waits for the data to be received from the LifeCAD PC network. At that time, the backup process is done according to the following corporate schedule:

     Level 0 - Each UNIX machine is totally backed up. This takes place every 3 to 4 months and the backup files are kept for 1 year.

     Every year end a special Level 0 is done and the backup files are kept for 7 years.

     Level 1 - Everything that changed since the last Level 0 back up is copied. This takes place every Friday night and the backup files are kept for 120 days.

     Level 5 - Everything that changed since the last Level 1 back up is copied. This takes place every night and the backup files are kept for 60 days.

     The back up files are moved to off-site storage daily, on a rotating basis.

Hardware Location.

The hardware that stores and backs up the SLD data is located in a separate computer operations building which has its own emergency power supply.

                                   EXHIBIT E

                  Great-West Life & Annuity Insurance Company

                             Statement of Support

                                (See Attached)

Great-West
LIFE & ANNUITY INSURANCE COMPANY

              8515 Past Orchard Road
              Englewood, CO 80111 Tel. (303) 689-3000
              Address mail to:  P.O. Box 1700.  Denver,  CO 80201




     November    21, 1994

Security Life of Denver
Insurance Company
1290 Broadway
Denver.  CO 80203-5699


Re: Financial Administrative Services Corporation ("FASCorp")


Dear Madam or Sir:

Please be advised that FASCorp is a member of the Great-West Life family of companies. As such, FASCorp is entitled to coverage through the self insurance arrangement for errors and omissions coverage maintained by the Great-West family of companies.

Further, FASCorp is a wholly owned subsidiary of Great-West Life & Annuity Insurance Company ("GWL&A") and, as such, has the full financial backing of GWL&A.

Sincerely,




Dennis Low
Executive Vice President
Financial Services
Great-West Life & Annuity
Insurance Company